SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

December 27, 2005 (December 22, 2005)

EQUITEX, INC.
(Exact name of registrant as specified in charter)

Delaware	0-12374	84-0905189
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

7315 East Peakview Avenue
Englewood, Colorado 80111
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (303) 796-8940

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2005, FastFunds Financial Corporation (“FastFunds”), a subsidiary of Equitex, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), by and among FastFunds, Chex Services Inc. (“Chex”), a wholly owned subsidiary of FastFunds, and Game Financial Corporation (“Game Financial”), pursuant to which Chex agreed to sell substantially all of its assets related to its cash-access financial services business to Game Financial for cash consideration of approximately Fourteen Million Dollars ($14,000,000) and certain potential other future consideration.  The parties anticipate completing the transaction during the first quarter of 2006, subject to customary closing conditions.

In connection with the Asset Purchase Agreement, FastFunds and Chex will enter into a Transition Services Agreement with Game Financial upon closing the transaction (the “Transition Services Agreement”). Under the proposed Transition Services Agreement, FastFunds and Chex will provide certain services to Game Financial to ensure a smooth transition of the cash-access financial services business. The Company will serve as a guarantor of FastFund’s and Chex’s performance obligations under the Transition Services Agreement. In addition, the Company entered into a Guaranty Agreement with Game Financial (the “Guaranty Agreement”) unconditionally guaranteeing the performance of FastFunds’s and Chex’s obligations under the Asset Purchase Agreement. Furthermore, each of FastFunds and the Company entered into Voting Agreements with Game Financial by which FastFunds and the Company agreed to vote, as shareholder of Chex, and FastFunds, respectfully, in favor of the sale of the Chex assets to Game Financial.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 above are hereby incorporated by reference into this Item.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

10.1 The Guaranty Agreement dated as of December 22, 2005, by and between Equitex, Inc. and Game Financial Corporation. (Filed herewith)

10.2 The Voting Agreement dated as of December 22, 2005, by and between Equitex, Inc. and Game Financial Corporation. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITEX, INC.
Date: December 27, 2005	By: /s/ Thomas B. Olson Thomas B. Olson, Secretary